Exhibit 4.5

THIRD OMNIBUS AMENDMENT TO THE

JUNIOR SECURED PROMISSORY NOTES DUE 2020

This THIRD OMNIBUS AMENDMENT (this “Third Amendment”) is dated as of March 25, 2014 and is made in reference to those certain Junior Secured Promissory Notes Due 2020, as amended (the “Junior Notes”), issued by MRI Interventions, Inc. f/k/a SurgiVision, Inc., a Delaware corporation (the “Company”), and payable to the registered holders thereof (each a “Holder,” and collectively the “Holders”).

RECITALS

WHEREAS, the Company previously issued its Junior Notes to the Holders;

WHEREAS, the Junior Notes were previously amended pursuant to that certain Omnibus Amendment dated as of April 5, 2011 and that certain Second Omnibus Amendment dated as of October 14, 2011;

WHEREAS, the Junior Notes may be further amended upon the consent of Holders of a majority in aggregate principal amount of the Junior Notes then outstanding (the “Required Holders”); and

WHEREAS, the Required Holders have consented to the amendment of the Junior Notes as set forth below;

NOW, THEREFORE, each of the Junior Notes is hereby amended as set forth below:

1.     Defined Terms. Capitalized terms used in this Third Amendment without definition shall have the same meanings ascribed to such terms in Section 1 of the Junior Notes.

2.     Amendment to Section 1 (Definitions).

(a) Section 1 of the Junior Notes (Definitions) is hereby amended by adding the following new defined terms thereto:

Notes Offering Debt means all indebtedness, including principal and all accrued interest thereon, outstanding from time to time under the Second Priority Notes.

Second Priority Note Holders means the persons in whose names the Second Priority Notes are registered.

Second Priority Notes means those certain 12% Second-Priority Secured Non-Convertible Promissory Notes Due 2019 to be issued by the Company, as such notes may be amended and in effect from time to time.

(b) Section 1 of the Junior Notes (Definitions) is hereby further amended by deleting the defined terms “BSC Debt,” “Bridge Debt,” “Bridge Notes,” and “Bridge Note Holders.”

(c) Section 1 of the Junior Notes (Definitions) is hereby further amended by deleting the defined terms “Senior Debt” and “Senior Lender” and substituting the following therefor:

Senior Debt means the Brainlab Debt and/or the Notes Offering Debt.

Senior Lender means (i) Brainlab AG., so long as any Brainlab Debt remains outstanding, and/or (ii) the Second Priority Note Holders, so long as any Notes Offering Debt remains outstanding.

3.     Miscellaneous. On and after the date hereof, reference in each of the Junior Notes to “this Note”, “hereunder”, “hereof”, “herein” or words of like import referring to such Junior Note shall mean and be a reference to the Junior Note as amended by this Third Amendment. Except as expressly provided in this Third Amendment, all other terms, conditions and provisions of the Junior Notes shall continue in full force and effect as provided therein.

[The next page is the signature page]

IN WITNESS WHEREOF, the Company has executed, acknowledged and delivered this Third Amendment as of the day and year first above written.

MRI INTERVENTIONS, INC.

By:	/s/ Kimble Jenkins
Name:	Kimble Jenkins
Title:	CEO